Exhibit 99.1

XOMA Royalty Announces CFO Transition

EMERYVILLE, Calif., January 12, 2026, (GLOBE NEWSWIRE) – XOMA Royalty Corporation (“XOMA Royalty”) (Nasdaq: XOMA) announced today its Chief Financial Officer, Thomas Burns, will be stepping down from his position with XOMA Royalty to pursue other professional opportunities.

“Tom’s leadership, guidance, and resourcefulness have been invaluable as the Company transitioned to and established itself as a royalty aggregator,” stated Owen Hughes, XOMA Royalty’s Chief Executive Officer. “On behalf of the Board of Directors and my XOMA Royalty colleagues, I would like to thank Tom for his nearly two decades of service to the Company, his unwavering dedication, and the strong financial foundation he built to support XOMA Royalty’s future growth.”

“It has been a great honor to have played a key role in the XOMA Royalty journey,” said Mr. Burns. “With multiple commercial assets and a robust portfolio that should deliver milestones and additional royalty streams for the foreseeable future, XOMA Royalty is firmly established in the biotech royalty segment of the healthcare ecosystem.”

In conjunction with this leadership transition, XOMA Royalty has appointed Jeffrey Trigilio as Chief Financial Officer. Mr. Trigilio has served in a variety of financial, strategic and business development roles at numerous biotech companies and investment banks. Most recently, Mr. Trigilio served as the Chief Financial and Operating Officer of Obsidian Therapeutics, and prior to that, Chief Financial Officer at Cullinan Therapeutics. He started his operating career at Alexion Pharmaceuticals, having served in various corporate strategy and finance roles.

Mr. Trigilio added, “XOMA Royalty’s leadership team has a track record of identifying and capturing underappreciated value across opportunities. Together we will continue to execute a strategy of disciplined capital deployment, robust diligence, and innovative deal structuring to enhance our royalty portfolio and generate value for shareholders.”

About XOMA Royalty Corporation

XOMA Royalty is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial and commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the sellers receive non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. XOMA Royalty has an extensive and growing portfolio of assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about XOMA Royalty and its portfolio, please visit www.xoma.com or follow XOMA Royalty Corporation on LinkedIn.

XOMA Royalty Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will”, “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA Royalty’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; and if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them. Other potential risks to XOMA Royalty meeting these expectations are described in more detail in XOMA Royalty’s most recent filing on Form 10-Q and in other filings with the Securities and Exchange Commission. Consider such risks carefully when considering XOMA Royalty’s prospects. Any forward-looking statement in this press release represents XOMA Royalty’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA Royalty disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, the commercial assets in XOMA Royalty’s milestone and royalty portfolio are VABYSMO® (faricimab-svoa), OJEMDA™ (tovorafenib), MIPLYFFA™ (arimoclomol), XACIATO™ (clindamycin phosphate) vaginal gel 2%, IXINITY® [coagulation factor IX (recombinant)], and DSUVIA® (sufentanil sublingual tablet). All other assets in the milestone and royalty portfolio are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of the investigational compounds will become commercially available.

XOMA Royalty Investor Contact:	XOMA Royalty Media Contact:

Juliane Snowden	Kathy Vincent
XOMA Royalty Corporation	KV Consulting & Management
+1-646-438-9754	kathy@kathyvincent.com
juliane.snowden@xoma.com